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Dave Hage	Kristyn Hutzell
Executive Vice President	The McBride Group
(805) 987-8741	Investor Relations

(925) 946-9432

FOR IMMEDIATE RELEASE

May 17, 2005

POWER-ONE ANNOUNCES SHARE REPURCHASE PROGRAM

Camarillo, CA, May 17, 2005 — Power-One, Inc. (NASDAQ: PWER), today announced that its Board of Directors has authorized the repurchase of up to $20 million worth of the Company’s outstanding shares of common stock over the next eighteen months.  Shares may be purchased in the open market or in block trades from time to time at the discretion of the Company’s management. The number of shares to be purchased and the timing of the purchases will be based on the level of the Company’s cash balances, market and general business conditions.

“This decision reflects the confidence that the Board of Directors and senior management have in the Company’s financial strength and ability to provide value to our stockholders,” said Steve Goldman, Chairman and CEO of Power-One.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including the Company’s actual execution of the proposed share repurchase program, in terms of the amount, and timing of repurchases.  See “Risk Factors” in the Company’s 2004 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.